PUBLIC STORAGE, INC.
               EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIO OF
                            EARNINGS TO FIXED CHARGES



                                                              For the Year Ended December 31,
                                            --------------------------------------------------------------------
                                            1995            1994           1993           1992            1991
                                            ----            ----           ----           ----            ----
                                                           (Amounts in thousands, except ratios)

Net income                                 $70,386        $42,118         $28,036        $15,123        $11,954
   Add: Minority interest in income          7,137          9,481           7,291          6,895          6,693
   Less: Gain on disposition of real             -              -               -           (398)             -
     estate
   Less: Minority interests in income
     which do not have fixed charges        (4,700)        (5,906)           (737)          (694)          (501)
                                            ------         ------            ----           ----           ----
Income from continuing operations           72,823         45,693          34,590         20,926         18,146
   Interest expense                          8,508          6,893           6,079          9,834         10,621
                                             -----          -----           -----          -----         ------
Total Earnings Available to Cover
  Fixed Charges                            $81,331        $52,586         $40,669        $30,760        $28,767
                                           =======        =======         =======        =======        =======

Total Fixed Charges - Interest expense      $8,508         $6,893          $6,079         $9,834        $10,621
                                            ======         ======          ======         ======        =======

Total Preferred Stock dividends            $31,124        $16,846         $10,889      $     812     $         -
                                           =======        =======         =======      =========     ==========

Total Combined Fixed Charges and
   Preferred Stock dividends               $39,632        $23,739         $16,968        $10,646        $10,621
                                           =======        =======         =======        =======        =======

Ratio of Earnings to Fixed Charges            9.56           7.63            6.69           3.13           2.71
                                              ====           ====            ====           ====           ====

Ratio of Earnings to Combined Fixed
    Charges and Preferred Stock               2.05           2.22            2.40           2.89           2.71
                                              ====           ====            ====           ====           ====
    dividends


Supplemental disclosure of Ratio of
     Funds from Operations ("FFO") to
     fixed charges:

FFO                                       $105,086        $56,143         $35,830        $21,133        $17,176
Interest expense                             8,508          6,893           6,079          9,834         10,621
                                             -----          -----           -----          -----         ------

Adjusted FFO available to cover fixed     $113,594        $63,036         $41,909        $30,967        $27,797
                                          ========        =======         =======        =======        =======
  charges


Total Fixed Charges - Interest expense      $8,508         $6,893          $6,079         $9,834        $10,621
                                            ======         ======          ======         ======        =======

Total Preferred Stock dividends            $31,124        $16,846         $10,889      $     812     $         -
                                           =======        =======         =======      =========     ==========

Total Combined Fixed Charges and
   Preferred Stock dividends               $39,632        $23,739         $16,968        $10,646        $10,621
                                           =======        =======         =======        =======        =======

Ratio of FFO to Fixed Charges                13.35           9.15            6.89           3.15           2.62
                                             =====           ====            ====           ====           ====

Ratio of FFO to Combined Fixed
Charges and Preferred Stock dividends         2.87           2.66            2.47           2.91           2.62
                                              ====           ====            ====           ====           ====

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                                   Exhibit-12